AMENDMENT TO ADMINISTRATIVE SERVICES AND COST ALLOCATION AGREEMENT

WHEREAS, Old Lyme Insurance Company of Rhode Island, Inc. (“Old Lyme”) and Kaye Group Inc. (“Kaye Group”) entered into an Administrative Services And Cost Allocation Agreement (“Agreement”), dated January 1, 2002; and

WHEREAS, in 2004, Kaye Group changed its name to Hub International Group Northeast Inc. (“Hub Group NE”); and

WHEREAS, in consideration of the mutual agreements herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged by the parties to this Amendment, it is hereby understood and agreed that the following amendments are made to the Agreement.

1.     Defined Terms.     Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.     Name Change.     All references to “Kaye Group” are hereby changed to “Hub Group NE.”

3.     ARTICLE II — shall be deleted and replaced with the following:

ARTICLE II — COMPENSATION

The fee for the Services rendered by Hub Group NE to Old Lyme from April 1, 2004 through December 31, 2004, will be 5.2% of Earned Premium for each calendar quarter of the period. Earned Premium is defined as gross earned premium net of return premium, less ceded reinsurance premiums earned by Old Lyme on all direct and assumed business placed by PBC during the Accident Years subject to the Underwriting Agreement. The fee shall be paid within 30 days after the end of each calendar quarter. In calculating Earned Premium, no effect shall be given to the loss portfolio transfer and reinsurance arrangements between Old Lyme and nSpire Re.

The fee for the Services rendered by Hub Group NE to Old Lyme from January 1, 2005 through December 31, 2005, shall be $600,000. The fee shall be paid within 15 days after the end of each month in which the services are rendered.

The fee for Services rendered in future years shall be negotiated on an annual basis, and shall be reflected in further amendments to this Agreement.

4.     ARTICLE III. A. — shall be deleted and replaced with the following:

A.     Any Amendment to the Administrative Services and Cost Allocation Agreement that purported to terminate this Agreement effective December 31, 2004, is null and void.

Hub Group NE — Old Lyme
Administrative Services and Cost Allocation Agreement

5.     Counterparts.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.

OLD LYME INSURANCE COMPANY OF RHODE ISLAND, INC.	HUB INTERNATIONAL GROUP NORTHEAST INC., TOGETHER WITH CERTAIN OF ITS WHOLLY OWNED SUBSIDIARIES

By:	/s/ John M. Parker		By:	/s/ Michael Sabanos
	Name:	John M. Parker		Name:	Michael Sabanos
	Title:	General Counsel		Title:	Executive Vice President and Chief Financial Officer

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Kaye Group — Old Lyme
Administrative Services and Cost Allocation Agreement